Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into (1) the Registration Statements of Memorial Resource Development Corp. (the “Company”) (including any amendments or supplements thereto, related appendices, and financial statements) on Form S-8 (No. 333-196855) and on Form S-3 (No. 333-205565) (collectively referred to herein as the “Registration Statements”) and (2) the current report of the Company on Form 8-K (the “Current Report”) of our report, dated October 8, 2015, with respect to our estimates of proved and possible reserves and future revenue, as of July 31, 2015, to the combined interests of Rockcliff Energy LLC (“Rockcliff”) and the Company in certain gas properties located in Jackson and Lincoln Parishes, Louisiana. It is our understanding that the Company plans to purchase the Rockcliff interest in these properties. We also hereby consent to all references to our firm or such report included in or incorporated by reference into such Registration Statements and Current Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

October 23, 2015

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